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                                                                   Exhibit 7(oo)

                                     Form of

                                LETTER AGREEMENT

February 21, 2006

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Investment Fund (the "Trust") has changed the name of Janus Risk-Managed Stock Fund to INTECH Risk-Managed Stock Fund (the "Fund"), effective February 28, 2006. The Trust requests confirmation that all references to "Janus Risk-Managed Stock Fund" in the Amended and Restated Custodian Contract dated August 1, 2005, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract") be replaced with "INTECH Risk-Managed Stock Fund," and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By:
    ---------------------------------
    Kelley Abbott Howes
    President and Chief Executive
    Officer


STATE STREET BANK AND TRUST COMPANY


By:
    ---------------------------------

Agreed to this ___ day of __________________, 2006.